Exhibit 6(a) 11


                                 PORTEC, INC.

                  COMPUTATION OF NET INCOME PER COMMON SHARE


                              Three Months               Nine Months
                            Ended September 30,       Ended September 30,
                          -----------------------     ----------------------

                            1997          1996         1997          1996
                            ----          ----         ----          ----

Average Shares
 Outstanding              4,558,289    4,574,739      4,531,271   4,575,311



Continuing Operations
---------------------

Net Income                $ 355,000   $  387,000     $  709,000  $1,088,000

Per Share
 Amount                       $0.08        $0.08          $0.16       $0.24



Discontinued Operations
-----------------------

Net Income                $ 842,000   $  621,000      $2,811,000  $3,814,000

Per Share
 Amount                       $0.18        $0.14           $0.62       $0.83



Total
-----

Net Income               $1,197,000   $1,008,000      $3,520,000  $4,902,000

Per Share
 Amount                       $0.26        $0.22           $0.78       $1.07